EXHIBIT 15

April 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 20, 2007 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three-month periods ended March 31, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in its Registration Statements on Form S-3 (No. 033-14071, 033-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874, 333-101455 and 333-141013), Form S-8 (Nos. 033-09896, 033-51455, 033-55410, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065, 333-108461, 333-136083 and 333-136086) and on Form S-4 (No. 333-82049).

Very truly yours,

PricewaterhouseCoopers LLP